Filed Pursuant to Rule 433
Registration Statement No. 333-133985
May 31, 2007

The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has filed or will file with the SEC a prospectus supplement and any issuer free-writing prospectus with respect to this offering (together with the registration statement and prospectus, the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

The free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in the free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Final Terms of the Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the Class P, Class X, Class LT-R and Class R Certificates. Only the classes of certificates listed in the tables below are offered by the prospectus supplement.

Class	Class Principal or Notional Amount(1)	Initial Interest Rate(2)	Interest Rate Formula or Interest Rate (on or until related Initial Optional Termination Date)(3)(5)	Interest Rate Formula or Interest Rate (after related Initial Optional Termination Date)(4)(5)	Principal Type	Interest Type	Initial Certificate Ratings
							S&P	Moody’s
A1	$558,630,000		LIBOR plus 0.130%	LIBOR plus 0.260%	Super Senior	Variable Rate	AAA	Aaa
A2	$214,441,000		LIBOR plus 0.250%	LIBOR plus 0.500%	Super Senior	Variable Rate	AAA	Aaa
A3	$94,535,000		LIBOR plus 0.300%	LIBOR plus 0.600%	Super Senior	Variable Rate	AAA	Aaa
A4	$11,816,000		LIBOR plus 0.400%	LIBOR plus 0.800%	Senior Mezzanine	Variable Rate	AAA	Aaa
A5	$97,713,000		LIBOR plus 0.340%	LIBOR plus 0.680%	Senior Support	Variable Rate	AAA	Aaa
AIO	(6)		6.250% minus LIBOR(6)	6.000% minus LIBOR(6)	Senior Notional/Interest-Only	Variable Rate	AAA	Aaa
M1	$30,342,000		LIBOR plus 0.350%	LIBOR plus 0.525%	Subordinated	Variable Rate	AA+	Aa1
M2	$21,913,000		LIBOR plus 0.400%	LIBOR plus 0.600%	Subordinated	Variable Rate	AA	Aa2
M3	$12,361,000		LIBOR plus 0.450%	LIBOR plus 0.675%	Subordinated	Variable Rate	AA-	Aa3
M4	$12,923,000		LIBOR plus 0.600%	LIBOR plus 0.900%	Subordinated	Variable Rate	A+	A1
M5	$10,114,000		LIBOR plus 0.800%	LIBOR plus 1.200%	Subordinated	Variable Rate	A	A2
M6	$7,866,000		LIBOR plus 1.100%	LIBOR plus 1.650%	Subordinated	Variable Rate	A-	A3
M7	$8,428,000		LIBOR plus 2.000%	LIBOR plus 3.000%	Subordinated	Variable Rate	BBB+	Baa1
M8	$7,866,000		LIBOR plus 2.000%	LIBOR plus 3.000%	Subordinated	Variable Rate	BBB	Baa2

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(1)	These balances are approximate as described in the prospectus supplement.
(2)	Reflects the interest rate as of the May 31, 2007 closing date.
(3)
Reflects the interest rate formula up to and including the earliest possible distribution date on which the master servicer has the option to purchase the mortgage loans, as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.”

(4)
Reflects the interest rate formula beginning on the distribution date following the initial optional termination date if the option to purchase the mortgage loans is not exercised by the master servicer at the earliest possible distribution date, as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.”

(5) Subject to the net funds cap, as described in the prospectus supplement under “Summary of Terms—The Certificates—Distributions on the Certificates—Interest Distributions.”
(6)
The Class AIO Certificates will be interest-only certificates; they will not be entitled to payments of principal and until and including the distribution date in March 2012, will accrue interest on a notional amount equal to the aggregate class principal amount of the Class A1, Class A2, Class A3, Class A4 and Class A5 Certificates, at an interest rate equal to the lesser of (1) 6.25% minus one-month LIBOR for such Distribution Date and (2) the product of (i) the excess, if any, of (x) the net funds cap over (y) the weighted average of the interest rates of the senior certificates (other than the Class AIO Certificates), subject to a 0.00% floor, and (ii) a fraction, the numerator of which is the actual number of days in the related accrual period and the denominator of which is 30. On and after the first possible optional redemption date, interest will accrue on the Class AIO Certificates at an annual rate equal to the lesser of (1) 6.00% minus one-month LIBOR for such distribution date and (2) the product of (i) the excess, if any, of (x) the net funds cap over (y) the weighted average of the interest rates of the senior certificates (other than the Class AIO Certificates), and (ii) a fraction, the numerator of which is the actual number of days in the related accrual period and the denominator of which is 30, subject to a 0.00% floor. After the distribution date in March 2012, the Class AIO Certificates will no longer be entitled to receive distributions of any kind.

The offered certificates will also have the following characteristics:

Class	Record Date(1)	Delay/Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations(5)	Incremental Denominations	CUSIP Number
A1	DD	0 day	Actual/360	June 25, 2037	August 25, 2009	$25,000	$1	52524T AA2
A2	DD	0 day	Actual/360	June 25, 2037	November 25, 2012	$25,000	$1	52524T AB0
A3	DD	0 day	Actual/360	June 25, 2037	November 25, 2013	$25,000	$1	52524T AC8
A4	DD	0 day	Actual/360	June 25, 2037	November 25, 2013	$25,000	$1	52524T AD6
A5	DD	0 day	Actual/360	June 25, 2037	November 25, 2013	$25,000	$1	52524T AE4
AIO	DD	0 day	30/360	March 25, 2012	March 25, 2012	$1,000,000	$1	52524T AF1
M1	DD	0 day	Actual/360	June 25, 2037	November 25, 2013	$100,000	$1	52524T AG9
M2	DD	0 day	Actual/360	June 25, 2037	November 25, 2013	$100,000	$1	52524T AH7
M3	DD	0 day	Actual/360	June 25, 2037	November 25, 2013	$100,000	$1	52524T AJ3
M4	DD	0 day	Actual/360	June 25, 2037	November 25, 2013	$100,000	$1	52524T AK0
M5	DD	0 day	Actual/360	June 25, 2037	November 25, 2013	$100,000	$1	52524T AL8
M6	DD	0 day	Actual/360	June 25, 2037	November 25, 2013	$100,000	$1	52524T AM6
M7	DD	0 day	Actual/360	June 25, 2037	November 25, 2013	$100,000	$1	52524T AN4
M8	DD	0 day	Actual/360	June 25, 2037	November 25, 2013	$100,000	$1	52524T AP9

(1)	DD = For any distribution date, the close of business on the business day immediately before that distribution date.
(2)
0 day = For any distribution date, the interest accrual period will be the period beginning on the immediately preceding distribution date (or on May 25, 2007 for the first interest accrual period) and ending on the day immediately preceding the related distribution date.

(3)
The final scheduled distribution date for the offered certificates (other than the Class AIO Certificates) is based upon the first distribution date following the date of the last scheduled payment of the latest maturing mortgage loan, as further described in the prospectus supplement. For the Class AIO Certificates, the final scheduled distribution date is based upon the last distribution date on which such certificates are entitled to receive distributions of any kind.

(4)
The expected final distribution date, based upon (a) a constant prepayment of 30% per annum, as described under “Yield, Prepayment and Weighted Average—Weighted Average Life,” (b) the modeling assumptions used in the prospectus supplement, as described under “Yield, Prepayment and Weighted Average Life—Weighted Average Life” and (c) assuming the option to purchase the mortgage loans is exercised by the master servicer at the earliest possible distribution date, as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.” The actual final distribution date for each class of certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.

(5)	With respect to initial European investors only, the underwriter will only sell offered certificates in minimum total investment amounts of $100,000.